EXHIBIT 99.1

Sent via electronic delivery

January 18, 2024

Saagar Govil

Chief Executive Officer

Cemtrex Inc.

135 Fell Ct

Hauppauge, NY 11788

RE:	Cemtrex Inc. (Symbol: CETXP) Nasdaq Listing
Qualifications Hearings Docket No. NQ 6651C-23

Dear Mr. Govil:

The Nasdaq Stock Market LLC’s (“Nasdaq” or the “Exchange”) Hearings Panel (“Panel”) has determined to delist Cemtrex Inc.’s (the “Company”) shares of Series 1 Preferred Stock from the Exchange, due to the Company’s inability to meet the terms of the exception granted by the Panel on September 8, 2023, as amended. Suspension of trading in the Company’s Series 1 Preferred Stock will be effective at the open of business on January 22, 2024.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to Nasdaq to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form. Please include evidence of this payment with the e- mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (301) 978-8417. Sincerely,

Alejandro Aguayo Hearings

Advisor

Nasdaq Office of General Counsel